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FOR IMMEDIATE RELEASE

Contact:    Paul S. Feeley
            Senior Vice President, Treasurer and
              Chief Financial Officer
            (617) 628-4000

                         CENTRAL BANCORP, INC. APPOINTS
                 WILLIAM P. MORRISSEY AS PRESIDENT AND DIRECTOR

      SOMERVILLE, MASSACHUSETTS, February 19, 2009 -- Central Bancorp, Inc. (NASDAQ Global Market: CEBK) (the "Company"), the parent company of Central Co-operative Bank (the "Bank"), today announced that William P. Morrissey has been appointed as President of the Company and the Bank. In connection with his appointment as President, Mr. Morrissey has also been elected as a member of the Board of Directors of the Company and the Bank. John D. Doherty, the former President of the Company and the Bank, will continue in his role as Chief Executive Officer and Chairman of the Board of Directors of the Company and the Bank following Mr. Morrissey's appointment.

      Mr. Morrissey joined the Bank in November 1992 and was promoted to the position of Executive Vice President and Chief Operating Officer of the Bank in April 2005. Until his promotion, he served as the Bank's Senior Vice President for Corporate Affairs. Mr. Morrissey is a former Chairman and member of the Board of Directors of the Federal Home Loan Bank of Boston. Prior to 1992, Mr. Morrissey served as Executive Vice President for Corporate Affairs at The Boston Five Cents Savings Bank and as Deputy Commissioner of Banks for the Commonwealth of Massachusetts.

      "We are thrilled to welcome Mr. Morrissey as President and a Director of the Company and the Bank," said John D. Doherty, Chairman and Chief Executive Officer of the Company and the Bank. "The Board of Directors is grateful for Mr. Morrissey's significant contributions to the Company and the Bank over the years and believes that his experience and background make him an ideal candidate for President and Director."

      Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

      This press release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, the potential impact of the Company's participation in the TARP Capital Purchase Program, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services.